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                                                                     Exhibit 4.3



                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

            This AMENDMENT NO. 2 TO RIGHTS AGREEMENT (the "Amendment") is entered into as of this 8th day of June, 1998, by and between Dominion Bridge Corporation, a Delaware corporation (the "Company"), and Continental Stock Transfer & Trust Company (the "Rights Agent"). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

                               W I T N E S S E T H


            WHEREAS, on November 26, 1996 the Board of Directors of the Company approved a Rights Agreement (the "Agreement") between the Company and the Rights Agent providing for the issuance of Rights (as defined therein); and

            WHEREAS, on November 26, 1997 the Company and the Rights Agent entered into Amendment No. 1 to the Rights Agreement ("Amendment No. 1"); and

            WHEREAS, on April 28, 1998 the Board of Directors of the Company approved the issuance and sale of certain convertible securities to Lamar Investments, Inc. ("Lamar"), an affiliate of Deere Park Equities, LLC ("Deere Park"), extended the Distribution Date to delay the exercise of the Rights resulting from the issuances to Lamar and amended Section 23(a)(i) of the Agreement to permit the Company to redeem the Rights up to the close of business on the forty-fifth day following a Stock Acquisition Date; and

            WHEREAS, the Board of Directors of the Company believes that it is in the best interest of the Company to amend the Agreement to exempt Deere Park and its affiliates from the operation of the Agreement, to subject Michel L. Marengere and his affiliates to the operation of the Agreement and to provide the Board of Directors with greater flexibility in managing the redemption provisions of the Agreement; and

            WHEREAS, the Company and the Rights Agent desire to amend the Agreement in the manner hereinafter provided, which Amendment has been approved in accordance with Section 26 of the Agreement;

            NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree to amend the Agreement as follows:

         1.        Certain Definitions.

                 For purposes of the Agreement, the term "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of outstanding shares of capital stock representing 15% or more of the Voting Power, but shall not include the Company, any Subsidiary of the Company, any employee

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benefit plan of the Company or of any Subsidiary of the Company, or any Person
or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, Deere Park Equities, LLC, Deere Park Capital Management, Inc., Lamar Investments, Inc., Riverwood Investments, LLC, Douglas
A. Gerrard, Leonard B. Feldman or any Affiliate or Associate of Deere Park Equities, LLC, Deere Park Capital Management, Inc., Lamar Investments, Inc., Riverwood Investments, LLC, Douglas A. Gerrard or Leonard B. Feldman.

         2.       Issuance of Rights Certificates.

            Section 3(a)(ii) of the Agreement is hereby amended to read in its entirety as follows:

                                    (ii) the close of business on the tenth day, or such later date as specified by the majority of the Disinterested Directors, after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, Deere Park Equities, LLC, Deere Park Capital Management, Inc., Lamar Investments, Inc., Riverwood Investments, LLC, Douglas A. Gerrard, Leonard B. Feldman or Affiliate or any Associate of Deere Park Equities, LLC, Deere Park Capital Management, Inc., Lamar Investments, Inc., Riverwood Investments, LLC, Douglas A. Gerrard or Leonard B. Feldman) is first published or sent or given within the meaning of Rule 14e-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of shares of Voting Stock representing 15% or more of the Voting Power


         3.       Redemption and Termination.

            Section 23(a)(i) of the Agreement is hereby amended to read in its entirety as follows:

                                    (i) the close of business on the tenth day following the Stock Acquisition Date or such later date as specified by the majority of the Disinterested Directors shall determine or

         4.       Continuing Effect.

            Except as provided in this Amendment and Amendment No. 1, the Agreement shall remain in full force and effect.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:                                  DOMINION BRIDGE CORPORATION




By   /s/ Gary I. Levenstein                  By  /s/ Allen S. Gerrard
     ---------------------------                 -----------------------------
     Name:  Gary I. Levenstein                   Name:   Allen S. Gerrard
     Title: Secretary                            Title:  Chairman of the Board
                                                         Directors
                                                         and Interim Chief
                                                         Executive Officer

Attest:                                      CONTINENTAL STOCK TRANSFER & TRUST
                                             COMPANY


By   /s/ Steven Nelson                       By   /s/ Roger Bernhammer
     ----------------------------                 ----------------------------
     Name:  Steven Nelson                         Name:  Roger Bernhammer
     Title: Secretary                             Title: Vice President





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